Exhibit 10.1
CAMP4 THERAPEUTICS CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of April 1, 2026, each individual who provides services to CAMP4 Therapeutics Corporation (the “Company”) as a member of the Board of Directors (the "Board"), other than any director who is employed by the Company or one of its subsidiaries (a "Covered Non-Employee Director"), will be entitled to receive the following amounts of compensation, subject to the limitations included in the Company's 2024 Equity Incentive Plan:

Type of Compensation	Amount and Form of Payment
Annual cash retainer*	$40,000 (and an additional annual cash retainer of $30,000 for the chair of the Board)
Additional annual cash retainer for members of the Audit Committee	$7,500 ($15,000 for the chair of the Audit Committee)
Additional annual cash retainer for members of the Compensation Committee	$7,500 ($15,000 for the chair of the Compensation Committee)
Additional annual cash retainer for members of the Nominating and Corporate Governance ("NCG") Committee	$7,500 ($15,000 for the chair of the NCG Committee)
Additional annual cash retainer for members of the Research and Development ("R&D") Committee	$7,500 ($15,000 for the chair of the R&D Committee)
Initial equity retainer
Each Covered Non-Employee Director who is first elected to the Board will, upon his or her initial election to the Board, be granted 56,000 stock options, such stock options to vest in equal monthly installments over a period of three years commencing from the date of grant, subject to the Covered Non-Employee Director's continued service to the Board through the applicable vesting date.

Annual equity retainer
On the date of the first meeting of the Board following the annual meeting of stockholders of the Company, each Covered Non Employee Director who is not first elected or appointed to the Board during the fiscal year of such meeting (including, for the avoidance of doubt, at the time of the annual meeting) shall be granted 28,000 stock options, such stock options to vest on the earlier of the one-year anniversary of the date of grant or the date of the next annual meeting of stockholders of the Company, subject to the Covered Non-Employee Director's continued service to the Board through the applicable vesting date. For the avoidance of doubt, in no event shall a Covered Non Employee Director receive both an initial equity award and an annual equity award in their first calendar year of service on the Board.

Additional equity terms	Each stock option grant will be subject to the terms and conditions of the Company's 2024 Equity Incentive Plan (or any successor plan), including any individual limits contained therein.
Approval	The Board or the Compensation Committee thereof shall approve the grants described in this Non Employee Director Compensation Policy.
All cash fees will be payable in arrears on a quarterly basis or, to the extent earned, upon the earlier resignation or removal of the Covered Non-Employee Director and will be prorated for any fiscal quarter of partial service, based on the number of calendar days the Covered Non-Employee Director was a member of the Board or the applicable committee.

In addition, Covered Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Covered Non-Employee Director's attendance at Board and committee meetings, in accordance with the Company's policies as in effect from time to time.

The Board (or the Compensation Committee thereof) may amend this Non-Employee Director Compensation Policy at any time.

* Covered Non-Employee Directors who are affiliated with investors in the Company are ineligible to receive the Annual Cash Retainer but remain eligible to receive additional cash retainers for providing services as a member of a Board committee.

Amended by the Board of Directors on March 18, 2026